CONSENT OF INDEPENDENT ACCOUNTANTS
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We consent to the incorporation by reference in this Post-Effective Amendment
No. 20 (File No. 2-97908) under the Securities Act of 1933 and Post-Effective Amendment No. 21 (File No. 811-4308) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Legg Mason Special Investment Trust, Inc. of our report dated April 30, 1999 on our audit of the Primary and Navigator Class financial statements and financial highlights as of March 31, 1999 and for the respective periods then ended, which report is included in the Annual Report to Shareholders.


We also consent to the reference to our firm under the captions "Financial Highlights" in each Prospectus and "The Corporation's Independent Accountants" in the Statement of Additional Information.






/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Baltimore, Maryland
July 28, 1999